August 24th, 2015

Great-West Funds, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Re: Great-West Multi-Manager Small Cap Growth Fund – Institutional, Initial & L (the “Fund”)

Ladies and Gentlemen:

This opinion is furnished in connection with the registration of the shares of the Fund as part of Post-Effective Amendment No. 139 to the Registration Statement (“PEA 139”) for Great-West Funds, Inc. (the “Great-West Funds”). PEA 139 relates to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of shares of the Fund, which is a series of Great-West Funds. The Fund has three share classes, Institutional, Initial and L. Class L shares include a 12b-1 fee.

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Amendment and Restatement and Amended and Restated By-Laws of Great-West Funds, each as amended to date; Articles Supplementary of Great-West Funds establishing the Fund; the resolutions adopted by the Board of Directors of Great-West Funds relating to the authorization and issuance of the shares of the Fund, the Registration Statement and any amendments or supplements thereto; PEA 139; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the shares of the Fund to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, and Great-West Funds’ Articles of Amendment and Restatement and Amended and Restated By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Sincerely,

/s/ Ryan L. Logsdon

Ryan L. Logsdon
Assistant Vice President, Counsel & Secretary

GREAT-WEST FUNDS, INC.

The principal underwriter of Great-West Funds, Inc. is GWFS Equities, Inc., an affiliate of Great-West Funds, Inc.

8515 E. ORCHARD ROAD ·  GREENWOOD VILLAGE, CO 80111 · (866) 831-7139